UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP [ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Edwards, Jr., Carl E.
   7510 Vista Ridge Ct.
   Garland, TX  75044
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Month, Day, Year of Transaction
   9/03/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Legal Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-    3.Trans-     4.Securities Acquired(A)        5)Amount of      6)Ownership       7)Nature of
                         action      action       or Disposed of (D)              Securities       Form: Direct      Indirect
                         Date*        Code                   A                     Beneficially     Direct (D)        Beneficial
                         (Month/                            or                    Owned at         or Indirect       Ownership
                         Day/Year)   Code   V     Amount    D          Price      End of Month     I
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Common Stock, par value  9/03/02    S(1)         20,000    D          $15.0485     220,674          D
$0.01 per share


                                                          1




Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative    2)Conversion    3)Trans-   4)Trans-      5)Number of Derivative       6)Date Exercisable and
Security                 or Exercise     action     action        Securities Acquired (A)      Expiration Date
                         Price of        Date       Code          or Disposed of (D)
                         Derivative                 --------------------------------------------------------------------------------
                         Security                   Code  V       A             D              Date Exercisable  Expiration Date
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Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative    3)Trans-  7)Title and Amount                  8)Price  9)Number of        10)Ownership    11) Nature of
Security                 action    of Underlying                       of Deri- Derivative         Form of Deriv-  Indirect
                         Date      Securities                          vative   Securities         ative           Beneficial
                                                            Amount or           Beneficially       Security or     Ownership
                                                            Number of           Owned at End       Direct(D)
                                        Title               Shares              of Period Shares   or Indirect (I)
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Explanation of Responses:
*Execution Date: 9/03/02
(1) The sale reported in this Form 4 were effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting person on
    8-26-02.


SIGNATURE OF REPORTING PERSON
/S/ Edwards, Jr., Carl E.
DATE 9/03/02